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                                                                  Exhibit 23(J)2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 68 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 11, 2000, relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Reports to Shareholders of NY Tax Free Money Fund, Treasury Money Fund, Tax Free Money Fund, Cash Management Fund (constituting parts of the BT Investment Funds) and NY Tax Free Money Portfolio, Treasury Money Portfolio, Tax Free Money Portfolio, and Cash Management Portfolio, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2000